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PolyMedix Announces Proposed Public Offering of Common Stock

Radnor, PA (March 7, 2013) - PolyMedix, Inc. (OTCBB: PYMX), a biotechnology company developing small-molecule drugs designed to mimic the activity of host defense proteins (HDPs) for the treatment of infectious diseases and innate immune disorders, today announced that it plans to raise approximately $25 million through a public offering of its common stock.  The company intends to grant the underwriters a 45-day option to purchase up to 15% in additional shares to cover over-allotments, if any.  The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Aegis Capital Corp. is acting as sole book-running manager for this offering.

Fordham Financial Management, Inc. and Emerging Growth Equities, Ltd. are acting as co-managers for this offering.

The company intends to use the net proceeds from this offering to conduct additional clinical trials for brilacidin and for general corporate purposes.

The preliminary prospectus supplement, the accompanying prospectus and this press release are not offers to sell any securities of the company and are not soliciting an offer to buy such securities in any state where such offer and sale is not permitted.

The offering of the shares will be made under the company's shelf registration statement, which was previously filed with, and declared effective by, the Securities and Exchange Commission.  The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus, copies of which may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

About PolyMedix, Inc.

PolyMedix is a clinical stage biotechnology company developing small-molecule drugs designed to mimic the activity of host defense proteins (HDPs) for the treatment of infectious diseases and innate immunity disorders.  PolyMedix’s compounds are designed to imitate the mechanism of action of HDPs, which contribute to natural human immunity. In contrast to existing antibiotics, PolyMedix’s brilacidin, was designed to exploit a method of bacterial cell killing, via biophysical membrane attack, against which bacteria have not shown development of resistance in multiple preclinical studies. Brilacidin showed efficacy similar to an active control, and was safely administered in a Phase 2 clinical trial in patients with ABSSSI caused by Staphylococcus aureus bacteria (including methicillin-resistant Staphylococcus aureus (MRSA)).  PolyMedix has plans to initiate a Phase 2B dose optimization study with brilacidin in ABSSSI patients and also to develop brilacidin as a topical treatment for radiation and chemotherapy-induced cancer oral mucositis, a common and often debilitating complication of cancer treatments.

For more information, please visit PolyMedix’s website at www.polymedix.com.

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About the Special Meeting

We have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC).  The proxy statement was first mailed or delivered to our stockholders on or about February 22, 2013.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Stockholders may obtain a free copy of the proxy statement and other proxy materials (as available) and any other documents that we may file with the SEC in connection with our March 15, 2013 special meeting through the SEC’s web site at www.sec.gov, at http://www.polymedix.com/proxy.php, or by directing a request to our Corporate Secretary, PolyMedix, Inc., 170 North Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania 19087.

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Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital to fund its operations, planned clinical trials and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

For further information contact:

Lona Cornish
484-598-2400
lcornish@polymedix.com